SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2011

Neffs Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-32605	23-2400383
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

5629 Route 873, P.O. Box 10, Neffs, Pennsylvania	18065-0010
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (610) 787-3875

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders

On July 12, 2011, Neffs Bancorp, Inc. (the “Company”) held its Annual Meeting of Shareholders.  At the Annual Meeting, shareholders considered the following proposals.  A breakdown of the voting results is set forth below.

1.
The approval of the Plan of Reorganization and Agreement of Merger between the Company and NBI Merger Sub, Inc. (the “Merger Agreement”) pursuant to which NBI Merger Sub, Inc., a wholly-owned subsidiary of the Company, will merge with and into the Company.

For	Against	Abstain	Broker Non-Votes
156,422	4,742	1,364	1,847

2.
The approval of an amendment to the Articles of Incorporation of the Company to authorize the issuance of 1,000,000 shares of preferred stock, including 500,000 shares of a new class of Series A Preferred Stock to be used in connection with the merger.

For	Against	Abstain	Broker Non-Votes
155,034	5,465	2,029	1,847

3.	The election of directors

	For	Withheld	Broker Non-Votes
John J. Remaley	160,566	1,962	1,847
Dean H. Snyder	148,770	13,758	1,847
John F. Sharkey, Jr.	160,570	1,958	1,847

4.	The ratification of the appointment of ParenteBeard LLC as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

For	Against	Abstain	Broker Non-Votes
166,013	634	424	1,847

5.
The adjournment of the Annual Meeting if necessary or appropriate to solicit additional proxies in the event that there are not sufficient votes at the time of the Annual Meeting to approve the Merger Agreement

For	Against	Abstain	Broker Non-Votes
164,080	2,005	986	1,847

Item 8.01	Other Events

Following the approval by stockholders of Proposal 2, above, on July 14, 2011, the Company amended its Articles of Incorporation of the Company to authorize the issuance of 1,000,000 shares of preferred stock, including 500,000 shares of a new class of Series A Preferred Stock.  The text of the amendment to the Articles of Incorporation was included as Appendix D to the Company’s definitive proxy statement for the Annual Meeting of Shareholders.

Item 9.01	Financial Statements and Exhibits

Not Applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NEFFS BANCORP, INC.

DATE: July 15, 2011	By:	/s/ Kevin A. Schmidt
Kevin A. Schmidt
Vice President
(Duly authorized officer)